Exhibit 99.1

NEWS RELEASE

Golden Queen Announces Financial Results for

the Year Ending December 31, 2016 and

Appoints New Chief Financial Officer

VANCOUVER, BRITISH COLUMBIA – March 15, 2017 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to announce its financial results for the year ended December 31, 2016 at its 50%-owned Soledad Mountain gold-silver project (the “Project”) located south of Mojave, California. The financial results were filed today on Form 10-K with the United States Securities and Exchange Commission. All amounts are in U.S. dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Project, unless otherwise stated.

2016 Operational Highlights

•	The inaugural gold pour took place on March 1, 2016 and commercial production was declared in December 2016
•	A total of 8.9 million tons of ore and waste were mined in 2016, including 2.6 million tons of ore with a waste to ore strip ratio of 2.4:1
•	The plant processed a total of 2.7 million tons of ore at an average gold grade of 0.014 ounces per ton and an average silver grade of 0.33 ounces per ton
•	2016 production totaled 18,837 ounces of gold and 193,202 ounces of silver
•	Total cash cost net of silver by-product credits of $1,067 per ounce sold

2016 Financial Highlights

The Company had revenue from operations for the year ended December 31, 2016 in the amount of $27.2 million from the sales of 18,837 ounces of gold and 193,202 ounces of silver. The Company did not have revenues in 2015 as production only started during the second quarter of 2016.

The Company incurred $21.6 million in costs of sales, excluding depreciation and depletion. The Company did not have cost of sales in 2015 as production only started during the second quarter of 2016.

The Company recorded an attributable net and comprehensive loss of $7.4 million ($0.07 loss per basic share) during the year ended December 31, 2016 as compared to an attributable net and comprehensive loss of $5.5 million ($0.05 loss per basic share) during the year ended December 31, 2015.

The Company had, on a consolidated basis, $159.7 million in assets, including $13.3 million in cash, and a working capital surplus of $8.2 million as at December 31, 2016, compared with $169.4 million in assets, including $37.6 million in cash, and a working capital deficit of $7.7 million as at December 31, 2015.

The results for the year ended on December 31, 2016 are summarized in the table below.

Financial position as at:	Year Ended December 31, 2016	Year Ended December 31, 2015

Select Items - On a consolidated basis	$000	$000
Cash	13,301	37,587
Property, plant, equipment and mineral interests	134,854	128,563
Total assets	159,706	169,444
Working capital surplus / (deficit)	8,206	(7,743)
Current liabilities	16,647	47,722
Long term liabilities	50,129	27,330

Results for the year ended on:	December 31, 2016	December 31, 2015

Item	$000	$000
Net income (loss) and comprehensive income (loss) attributable to the Company	(7,429)	(5,461)
Basic income (loss) per share attributable to the Company	(0.07)	(0.05)
Diluted income (loss) per share attributable to the Company	(0.07)	(0.05)

Golden Queen’s Annual Report on Form 10-K for the year ended December 31, 2016 is available on the Company’s website at www.goldenqueen.com, and will be available on SEDAR at www.sedar.com and EDGAR at www.sec.gov.

New Chief Financial Officer

The Company is pleased to announce that Guy Le Bel, a current director on the board, will become the Chief Financial Officer, effective March 16, 2017. Mr. Le Bel has more than 30 years of international mining experience in strategic and financial planning. Until recently, he served as Vice President Evaluations for Capstone Mining Corp. Previously, Mr. Le Bel was VP, Business Development at Quadra Mining Ltd., and prior to that held business advisory, strategy and planning, business valuation, and financial planning management roles at BHP Billiton Base Metals Ltd., Rio Algom Ltd. and Cambior Inc.

Technical Information

The scientific and technical content of this news release was reviewed, verified and approved by Golden Queen Mining Company LLC’s Chief Geologist, Peter A. Herrera, CPG, a qualified person as defined by National Instrument 43-101.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution With Respect To Forward-looking Statements: The information in this news release includes certain "forward-looking statements". All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to activities on the Project including expectations related to proceeding with full gold production, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include, without limitation, risks and uncertainties regarding: accidents, equipment breakdowns; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical, or operational factors; that current early production stage results, including flow rates and ore quality, are indicative of results over time; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2016. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made.